Exhibit 99.1

FROM:	FOR:
BlueFire Partners	Marten Transport, Ltd.
150 South Fifth St., Suite 1300	129 Marten St.
Minneapolis, Minn. 55402	Mondovi, Wis. 54755
Contact – Tom Langenfeld (612) 344-1038	Contact - Randy Marten, President (715) 926-4216

FOR IMMEDIATE RELEASE

MARTEN TRANSPORT REPORTS FIRST QUARTER RESULTS

Net Income Doubles

MONDOVI, Wis., April 17 – Marten Transport, Ltd. (Nasdaq: MRTN) today reported record first-quarter revenue of $79.3 million, compared with $68 million in the same period last year.  Revenue, net of fuel surcharges to customers, increased 10.8 percent from the first quarter of last year.  The $4 million fuel surcharge increase in the first quarter resulted from a significant increase in the price of diesel fuel.  Net income for the quarter ended March 31, 2003, was $1,397,000, or 32 cents per diluted share, vs. $689,000, or 16 cents per diluted share, in the first quarter of 2002.

Operating income for the first quarter of 2003 was $2,656,000, compared with $1,836,000 in the first quarter of last year.  Marten Transport’s operating ratio, which compares operating costs to revenue, improved to 96.7 percent from 97.3 percent in the first quarter last year.

“Our first-quarter results reflect an increase in business with existing and new customers and our larger fleet, coupled with improved control of expenses in spite of higher fuel prices,” said Randolph L. Marten, president and chairman of the board.  “Despite continuing economic weakness generally, we benefited from continued demand for high-capacity time- and temperature-sensitive transportation services.   We are pleased to be able to report record revenue for the quarter while improving our operating ratio.”

Marten Transport, Ltd., with headquarters in Mondovi, Wis., strives to be the premier supplier of time- and temperature-sensitive truckload motor carrier services to customers nationwide. At the end of the first quarter, Marten operated a fleet of  2,116 tractors and 2,769 trailers, all 53-foot trailers.  The company serves customers with more demanding delivery deadlines or those who ship products requiring modern temperature-controlled trailers to protect goods.  The company’s common stock is traded on The Nasdaq Stock Market under the symbol MRTN.

MARTEN TRANSPORT, LTD.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2003	2002
Operating revenue	$79,321	$67,998
Operating expenses	76,665	66,162
Operating income	2,656	1,836
Other expenses (income):
Interest expense	780	952
Interest income	(377)	(227)
Total interest expense	403	725
Income before income taxes	2,253	1,111
Provision for income taxes	856	422
Net income	$1,397	$689

Earnings per common share:
Basic	$0.33	$0.16
Diluted	$0.32	$0.16

Weighted average common shares outstanding:
Basic	4,250	4,221
Diluted	4,365	4,334

CONDENSED BALANCE SHEETS

(In thousands)

	March 31, 2003	Dec. 31, 2002
	(unaudited)
ASSETS
Cash	$719	$—
Receivables,net	36,861	37,188
Prepaid expenses and other	8,553	7,832
Deferred income taxes	4,896	4,311
Total current assets	51,029	49,331
Property and equipment, net	160,869	159,828
Other assets	6,237	6,859
Total assets	$218,135	$216,018

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$33,614	$32,160
Long-term debt, less current maturities	58,357	60,058
Deferred income taxes	45,395	44,580
Total liabilities	137,366	136,798
Stockholders’ equity	80,769	79,220
Total liabilities and stockholders’ equity	$218,135	$216,018

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The statements regarding Marten Transport contained in this release that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements.  Important factors known to Marten Transport that could cause such material differences include the industry driver shortage, volatility in the market for revenue equipment and fuel prices, general weather and economic conditions, and other factors identified and discussed from time to time in Marten Transport’s filings with the Securities and Exchange Commission, including Marten Transport’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2002.  Marten Transport undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.  You are advised, however, to consult any future disclosure Marten Transport makes on related subjects in future reports to the SEC.

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04/17/03